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                                                                     EXHIBIT 5.1


                               November 10, 2003

First Federal Capital Corp
605 State Street
La Crosse, Wisconsin  54601

         RE:      REGISTRATION STATEMENT ON FORM S-3

Gentlemen:

         We have acted as counsel to First Federal Capital Corp (the "Company") in connection with the public offering by the selling shareholders named in the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") by the Company on November 10, 2003 of up to 2,596,475 shares (the "Secondary Shares") of the Company's common stock, par value $0.10 per share (the "Common Stock").

         We have examined such records and other documents as we deemed necessary for the purposes of this opinion and considered such questions of law as we believe to be involved. Based upon such examination and consideration, it is our opinion that the Secondary Shares to be sold pursuant to the Registration Statement have been duly authorized, validly issued, and are fully paid and nonassessable (except, to the extent applicable, as otherwise provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted).

         We hereby consent to the filing of this opinion with the Commission as an Exhibit to the Registration Statement on Form S-3 and the use of our name in connection therewith. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission.


                                       Sincerely,

                                       /s/ MICHAEL BEST & FRIEDRICH LLP